Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF ENCANA AND NEWFIELD FOR THE YEAR ENDED DECEMBER 31, 2018

The following unaudited pro forma condensed combined financial statements give effect to the business combination of Encana Corporation (“Encana”) and Newfield Exploration Company (“Newfield”). The merger will be accounted for using the acquisition method of accounting with Encana identified as the acquirer. Under the acquisition method of accounting, Encana will record all assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of the merger.

The acquisition method of accounting is dependent upon certain valuations and other studies that are underway but have yet to progress to a stage where there is sufficient information for a definitive measure. The sources and amounts of merger transaction expenses may also differ from that assumed in the following pro forma adjustments. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair values as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of Encana and Newfield, adjusted to reflect the merger of Encana and Newfield. Certain of Newfield’s historical amounts have been reclassified to conform to Encana’s financial statement presentation. The unaudited pro forma combined balance sheet as of December 31, 2018 gives effect to the merger as if the merger had been completed on December 31, 2018. The unaudited pro forma combined statement of earnings for the year ended December 31, 2018 gives effect to the merger as if the merger had been completed on January 1, 2018.

The unaudited pro forma combined financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Encana believes are reasonable:

•	the merger, including the issuance of Encana common shares as merger consideration, will be accounted for using the acquisition method of accounting, with Encana identified as the acquirer;

•	the exchange of Newfield’s outstanding equity awards, including time-based restricted stock units, restricted stock awards and performance-based restricted stock units, for Encana common shares;

•

the exchange of Newfield’s outstanding liability awards, including cash-settled time-based restricted stock units and notional stock under Newfield’s non-qualified deferred compensation plan, for cash based on the value of notional Encana common shares;

•	the assumption of liabilities for transaction-related expenses; and

•	the recognition of estimated tax impacts of the pro forma adjustments.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial statements. In Encana’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma combined financial information is provided for illustrative purposes only and are not intended to represent what Encana’s financial position or results of operations would have been had the merger actually been consummated on the assumed dates nor is it indicative of Encana’s future financial position or results of operations. The unaudited pro forma combined financial information does not reflect future events that may occur after the merger, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations. As a result, future results may vary significantly from the pro forma results reflected herein.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes contained in Encana’s Annual Report and on Form 10-K for the year ended December 31, 2018 and Newfield’s audited consolidated financial statements and accompanying notes contained in Exhibit 99.2 of this Current Report on Form 8-K.

	Unaudited Pro Forma Condensed Combined Balance Sheet
	As of December 31, 2018
			Pro Forma Adjustments
($ millions, except per share amounts)	Encana Historical	Newfield Historical	Reclassification Adjustment (Note 2a)	Acquisition Adjustment (Note 2)			Transaction Adjustment (Note 2)			Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	1,058	292	—	—			(5)	b	)	1,345
Accounts receivables and accrued revenues	789	374	10	—			—			1,173
Inventories	—	24	(24)	—			—			—
Risk Management	554	12	—	—			—			566
Income tax receivable	275	—	24	—			—			299
Other current assets	—	61	(24)	—			—			37

Total Current Assets	2,676	763	(14)	—			(5)			3,420
Property, Plant and Equipment, at cost:
Oil and natural gas properties, based on full cost accounting
Oil and gas properties, net	—	4,774	—	(4,774)	c	)	—			—
Proved properties	41,241	—	94	5,592	c	)	—			46,927
Unproved properties	3,730	—	—	746	c	)	—			4,476
Other	2,122	172	(75)	(43)	c	)	—			2,176

Property, plant and equipment	47,093	4,946	19	1,521	c	)	—			53,579
Less: Accumulated depreciation, depletion and amortization	(38,121)	—	—	—			—			(38,121)

Property, plant and equipment, net	8,972	4,946	19	1,521	c	)	—			15,458
Other Assets	147	37	17	(11)	d	)	—			190
Risk Management	161	—	—	—			—			161
Investments	—	22	(22)	—			—			—
Restricted cash	—	50	—	—			—			50
Deferred Income Taxes	835	—	—	(225)	c	)	—			610
Goodwill	2,553	—	—	13	c	)	—			2,566

Total Assets	15,344	5,818	—	1,298			(5)			22,455
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	1,490	57	748	—			90	e	)	2,385
Accrued liabilities	—	665	(665)	—			—			—
Advances from joint owners	—	83	(83)	—			—			—
Asset retirement obligation	—	2	—	—			—			2
Incomes taxes payable	1	—	—	—			—			1
Risk Management	25	—	—	—			—			25
Current portion of long-term debt	500	—	—	—			—			500

Total Current Liabilities	2,016	807	—	—			90			2,913
Long-Term Debt	3,698	2,436	—	167	c	)	—			6,301
Other Liabilities and Provisions	1,769	66	—	—			—			1,835
Risk Management	22	—	—	—			—			22
Asset Retirement Obligation	365	132	—	25	c	)	—			522
Deferred Income Taxes	27	100	—	(100)	c	)	—			27

Total Liabilities	7,897	3,541	—	92			90			11,620
Shareholders’ Equity
Share capital	4,656	2	—	(2)	g	)	3,478	f	)	8,134
Treasury stock	—	(72)	—	72	g	)	—			—
Paid in surplus	1,358	3,369	—	(3,369)	g	)	—			1,358
Retained earnings (Accumulated deficit)	435	(1,018)	—	1,018	g	)	(90)	e	)	345
Accumulated other comprehensive income	998	(4)	—	4	g	)	—			998

Total Shareholders’ Equity	7,447	2,277	—	(2,277)			3,388			10,835

Total Liabilities and Shareholders’ Equity	15,344	5,818	—	(2,185)			3,478			22,455

	Unaudited Pro Forma Condensed Combined Statement of Earnings
	For the Year Ended December 31, 2018
			Pro Forma Adjustments
($ millions, except per share amounts)	Encana Historical	Newfield Historical	Reclassification Adjustments (Note 3a)	Pro Forma Adjustments (Note 3)			Pro Forma Combined
Revenues
Product and service revenues	5,457	2,630	—	—			8,087
Gains (losses) on risk management, net	415	—	(101)	—			314
Sublease revenues	67	—	—	—			67
Other revenues	—	13	—	—			13

Total Revenues	5,939	2,643	(101)				8,481
Operating Expenses
Production, mineral and other taxes	147	125	—	—			272
Transportation and processing	1,083	348	—	—			1,431
Operating	454	269	—	—			723
Purchased product	1,100	—	—	—			1,100
Depreciation, depletion and amortization	1,272	628	(8)	139	b	)	2,031
Accretion of asset retirement obligation	32	—	8	—			40
Administrative	157	231	—	—			388
Other expenses (income)	—	12	—	—			12

Total Operating Expenses	4,245	1,613	—	139			5,997

Operating Income	1,694	1,030	(101)	(139)			2,484
Other (Income) Expenses
Interest	351	151	(59)	(32)	c	)	411
Foreign exchange (gain) loss, net	168	—	—	—			168
(Gain) loss on divestitures, net	(5)	—	—	—			(5)
Capitalized interest	—	(59)	59	—			—
Commodity derivative (income) expense	—	101	(101)	—			—
Other (gains) losses, net	17	(4)	—	—			13

Total Other (Income) Expenses	531	189	(101)	(32)			587

Net Earnings Before Income Tax	1,163	841	—	(107)			1,897
Income tax expense (recovery)	94	24	—	—	d	)	118

Net Earnings	1,069	817	—	(107)			1,779

Net Earnings Per Common Share
Basic	1.11						1.18
Diluted	1.11						1.18
Weighted Average Common Shares Outstanding (millions)
Basic	959.8			543.4	e	)	1,503.2
Diluted	959.8			543.4	e	)	1,503.2

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

On February 13, 2019, Encana completed its previously announced business combination with Newfield, pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated as of October 31, 2018, by and among Encana, Neapolitan Merger Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Encana (“Merger Sub”), and Newfield. Pursuant to the merger agreement, Merger Sub merged with and into Newfield, with Newfield surviving the merger as an indirect, wholly-owned subsidiary of Encana (the “merger”). Under the merger agreement, Newfield stockholders received 2.6719 Encana common shares for each share of Newfield common stock that are issued and outstanding immediately prior to the effective time of the merger.

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Encana and Newfield. Certain of Newfield’s historical amounts have been reclassified to conform to Encana’s financial statement presentation. The unaudited pro forma condensed combined balance sheets as of December 31, 2018 give effect to the merger and the related financing transactions as if they had occurred on December 31, 2018. The unaudited pro forma combined statements of earnings for the year ended December 31, 2018 give effect to the merger and the related financing transactions as if they had occurred on January 1, 2018.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Encana believes are reasonable. However, actual results may differ from those reflected in these statements. In Encana’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Encana’s future financial position or results of operations. No adjustments have been made to the pro forma financial information to reflect costs savings or synergies that may be obtained as a result of the merger of Newfield described herein.

Note 2 — Unaudited Pro Forma Condensed Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon Encana management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed, using currently available information. Because the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts.

The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to changes between the estimated and final fair value of Newfield’s assets acquired and liabilities assumed and the tax basis of Newfield’s assets and liabilities as of February 13, 2019, the effective time of the merger.

The preliminary consideration transferred, fair value of assets acquired and liabilities assumed were calculated as follows:

($ millions)
Consideration
Fair value of Encana common shares to be issued (1)(2)	3,478
Fair value of Newfield liability awards paid in cash (3)	5

Total Consideration	3,483
Fair Value of Liabilities Assumed
Accounts payable and accrued liabilities	805
Long-Term Debt	2,603
Asset retirement obligations	159
Other non-current liabilities	66
Deferred income tax	225
Fair Value of Assets Acquired
Cash and cash equivalents	292
Accounts receivable and accrued revenues	384
Derivative assets	12
Other current assets	61
Proved property	5,686
Unproved property	746
Other property plant and equipment	54
Other non-current assets	93
Goodwill	13

Net Assets Acquired and Liabilities Assumed	3,483

(1)	Based on 543.4 million Encana common shares at $6.40 per share (closing price as of February 13, 2019 on the NYSE).
(2)

On February 13, 2019, all outstanding Newfield equity awards, including restricted stock awards, restricted stock units and performance share units were cancelled and converted into a right to receive, on a fully vested basis, 2.6719 Encana common shares for each share of restricted stock, each such restricted stock unit and each performance share unit (with the performance-based vesting conditions applicable to such performance share unit deemed achieved based on the determination of the compensation and management development committee of the Newfield board of directors, not to exceed 200%).

(3)

Based on 0.8 million notional Encana common shares at $6.50 per notional unit which was determined using a volume weighted average of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that was three trading days prior to February 13, 2019. Newfield liability awards include cash-settled restricted stock units and notional stock under Newfield’s non-qualified deferred compensation plan.

Under the merger agreement, Newfield stockholders received 2.6719 Encana common shares for each share of Newfield common stock issued and outstanding immediately prior to the effective time of the merger. This resulted in Encana issuing approximately 543.4 million of its common shares as merger consideration, or $3.5 billion in value, and cash payments related to the liability awards of approximately $5 million. Based on the NYSE closing price of the Encana common shares of $6.40 on February 13, 2019, the transaction has a value of approximately $6.1 billion, including the fair value of Newfield’s long-term debt assumed of $2.6 billion.

Goodwill recognized is primarily attributable to the excess of the consideration transferred over the acquisition-date identifiable assets acquired net of liabilities assumed, measured in accordance with U.S. GAAP. Newfield’s tax basis in the assets and liabilities will carry over to Encana.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of December 31, 2018:

(a)	Reflects reclassification of Newfield amounts presented to conform to Encana’s presentation:

•	Pipeline and well equipment from inventory to capital spares in other property plant and equipment;

•	Inventory to accounts receivables and accrued revenues

•	Income tax receivables from other current assets;

•	Gathering assets from other property plant and equipment to proved property;

•	Investments to other long-term assets; and

•	Accrued liabilities and advances from joint owners to accounts payable and accrued liabilities.

(b)

Reflects cash paid in respect of liability awards that were valued at $6.50 per notional unit outstanding, which was determined using a volume weighted average of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to February 13, 2019.

(c)	The estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$1.5 billion increase in Newfield’s net book basis of oil and gas properties and other property plant and equipment to reflect them at fair value;

•	$167 million increase to long-term debt to reflect them at fair value and to eliminate debt issuance costs;

•	$25 million increase in asset retirement obligations to reflect them at fair value;

•	$225 million net deferred tax liability associated with the preliminary purchase price allocation; and

•

$13 million increase in goodwill associated with the difference between the fair value of the assets acquired and liabilities assumed and Newfield’s tax basis in the assets and liabilities that will carry over to Encana.

(d)	Reflects the elimination of $11 million in other assets related to Newfield’s credit facility issuance costs.

(e)

Reflects the impact of estimated severance costs of $20 million related to Newfield’s named executive officers as well as transaction costs of $70 million expected to be incurred by Encana and Newfield in connection with the merger, including estimated financial advisor, legal and accounting fees that are not capitalizable as part of the transaction. These costs are not reflected in the historical December 31, 2018 balance sheets of Encana or Newfield but are reflected in the unaudited pro forma balance sheet as an increase to liabilities and a reduction of equity as they will be expensed by Encana and Newfield as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statement of earnings due to their non-recurring nature.

(f)

Reflects the increase in Encana’s common shares, with no par value, resulting from the issuance of Encana common shares to Newfield stockholders to effect the transaction as follows (in millions, except share and per share amounts):

Encana common shares issued	543.4
NYSE closing price per share of Encana common shares on February 13, 2019	$6.40
Fair value of Encana common shares issued	3,478

(g)	Reflects the elimination of Newfield’s historical equity balances in accordance with the acquisition method of accounting.

Note 3. Adjustments to the Unaudited Pro Forma Combined Statements of Earnings

The following adjustments have been made to the accompanying unaudited pro forma combined statements of earnings for the year ended December 31, 2018:

(a)	Reflects reclassification of Newfield amounts presented to conform to Encana’s presentation:

•	Realized and unrealized gains and losses on derivative contracts to be presented in product and service revenues;

•	Capitalized interest included in interest expense; and

•	Accretion from DD&A to accretion of asset retirement obligation.

(b)	Reflects the DD&A expense calculated using Encana’s depletion rate calculated under the full cost method of accounting for oil and gas properties based on the preliminary purchase price allocation.

(c)	Reflects effective interest from the fair valuation of Newfield’s long-term debt using market interest rates.

(d)	Reflects the approximate income tax effects of the pro forma adjustments presented.

(e)	Reflects Encana’s common shares issued to Newfield stockholders.